Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media relations
Phone: 888.613.0003
FAX: 316.261.6769
karla.olsen@westarenergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@westarenergy.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2006 RESULTS

TOPEKA, Kan., Aug. 9, 2006 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $35.1 million, or $0.40 per share, for the second quarter 2006 compared with earnings of $27.6 million, or $0.32 per share, for the second quarter 2005. The increase in earnings for the quarter was due primarily to increased retail sales and lower interest expense that together more than offset lower wholesale sales and increased operating expenses.

For the six months ended June 30, 2006, the company reported earnings of $61.7 million, or $0.71 per share, compared with earnings of $43.0 million, or $0.50 per share, for the same period in 2005. The increase in earnings for the first six months of 2006 was due primarily to increased retail sales, increased income from corporate-owned life insurance and lower interest expense that together more than offset lower wholesale sales and increased operating expenses.

Second Quarter Results

Westar Energy reported revenues of $406.6 million for the second quarter 2006 compared with $374.8 million for the same period in 2005. Retail sales for the second quarter 2006 increased $40.8 million or 15.4% compared with the same period of 2005 due to warmer weather

Westar Energy announces second quarter 2006 results, page 2 of 5 this year, higher industrial sales and additional revenues related primarily to increased recovery this year of fuel and purchased power costs through rates. Wholesale sales decreased $6.4 million for the second quarter of 2006 compared with the same period in 2005 due primarily to reduced market-based wholesale sales resulting from efforts to conserve low-cost coal resources for the benefit of retail customers during the summer cooling season. Energy marketing decreased $4.9 million for the second quarter 2006 compared with the same period of 2005 due primarily to less favorable mark-to-market contract valuations this year.

Fuel and purchased power expense for the second quarter of 2006 increased $10.1 million compared with the same period last year. The prior period’s fuel and purchased power expense was reduced due to a $13.0 million mark-to-market gain associated primarily with a favorable change in the value of a coal supply contract. Since implementing the retail energy cost adjustment (RECA), current fuel expense no longer reflects changes in the value of fuel supply contracts. Instead, changes in the value of fuel supply contracts are now recorded as either regulatory assets or liabilities. Operation and maintenance expense increased $9.7 million reflecting increased maintenance expense at the company’s generating stations, $2.9 million for amortization of deferred storm expense and increased Southwest Power Pool transmission network expense. Depreciation and amortization expense increased $7.7 million due primarily to the implementation of new depreciation rates. A July 7, 2006 decision by the Kansas Court of Appeals reversing (and remanding to the KCC for further consideration) the portion of the KCC’s December 2005 rate order allowing recovery of higher depreciation expense is discussed in the company’s second quarter Form 10-Q. Selling, general and administrative (SG&A) expense decreased $2.3 million due primarily to reduced legal expenses related to matters having to do with former management. The SG&A decrease was partially offset by increased pension and medical expense.

Westar Energy announces second quarter 2006 results, page 3 of 5

Other income for the second quarter 2006 was $3.9 million compared with $5.5 million for the same period in 2005. The change between periods is due primarily to reduced income from corporate-owned life insurance. Interest expense for the second quarter 2006 was $25.0 million compared with $27.7 million for the same period in 2005, reflecting the results of debt redemptions and lower interest rates due to refinancing activities.

Six-month Results

Westar Energy reported revenues of $746.6 million for the six months ended June 30, 2006 compared with $711.3 million for the same period of 2005. Retail revenues increased $46.3 million or 9.3% compared with the same period of 2005, due primarily to warmer weather this year, higher industrial sales and additional revenues related primarily to increased recovery this year of fuel and purchased power costs through rates. Wholesale sales decreased $22.5 million for the six months ended June 30, 2006 compared with the same period in 2005 due primarily to reduced market-based wholesale sales resulting from efforts to conserve coal for the benefit of retail customers during the summer cooling season. Energy marketing increased $7.4 million for the six months ended June 30, 2006 compared with the same period of 2005 due primarily to more favorable mark-to-market contract valuations this year.

Fuel and purchased power expense for the six months ended June 30, 2006 increased $10.3 million compared with the same period in 2005. The prior period’s fuel and purchased power expense was reduced due to a $25.3 million mark-to-market gain associated primarily with a favorable change in the value of a coal supply contract. Since implementing the RECA,

Westar Energy announces second quarter 2006 results, page 4 of 5 current fuel expense no longer reflects changes in the value of fuel supply contracts. Instead, changes in the value of fuel supply contracts are now recorded as either regulatory assets or liabilities. Operation and maintenance expense increased $14.0 million reflecting increased maintenance expense at the company’s generating stations, $4.9 million for amortization of deferred storm expense and increased Southwest Power Pool transmission network expense. Depreciation expense increased $12.9 million due primarily to the implementation of new depreciation rates. Selling, general and administrative (SG&A) expense decreased $5.3 million due primarily to reduced legal expenses related to former management and lower insurance costs. The SG&A decrease was partially offset by increased pension and medical expense.

Other income for the six months ended June 30, 2006 was $11.2 million compared with $3.6 million for the same period in 2005. The change between periods is due primarily to increased income from corporate-owned life insurance. Interest expense for the six months ended June 30, 2006 was $48.4 million compared with $57.6 million for the same period in 2005, reflecting the results of debt redemptions and lower interest rates due to refinancing activities.

2006 Earnings Guidance

Based on year-to-date results, Westar Energy affirmed its previously announced 2006 full-year earnings guidance of $1.55 to $1.65 per share and the 2007 earnings guidance of $1.65 to $1.75 per share. In affirming its earnings guidance, the company indicated it believes the earnings for 2006 will be near the upper end of the range. Westar Energy’s earnings release, together with its attachments, dated Feb. 23, 2006 provides a discussion of the company’s earnings guidance and the earnings drivers and adjustments used in arriving at 2006 full-year earnings guidance.

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Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site a package of more detailed financial information related to its second quarter performance. The materials are available under Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 11 a.m. Eastern Daylight Time (10:00 a.m. Central) on Aug. 9, 2006. Jim Haines, chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 800-322-5044, participant code 50442250. Listeners may access a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 667,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended June 30, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment	1

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Year to Date June 30,
	2006	2005	Change	2006	2005	Change
Sales	$406,622	$374,802	$31,820	$746,645	$711,305	$35,340

Fuel and purchased power	129,750	119,610	10,140	221,750	211,408	10,342
Operating and maintenance	118,568	108,836	9,732	229,071	215,048	14,023
Depreciation and amortization	50,216	42,556	7,660	97,788	84,860	12,928
Selling, general and administrative	39,078	41,391	(2,313)	77,343	82,652	(5,309)

Total Operating Expenses	337,612	312,393	25,219	625,952	593,968	31,984

Income from Operations	69,010	62,409	6,601	120,693	117,337	3,356

Other income	3,938	5,503	(1,565)	11,240	3,595	7,645
Interest expense	25,048	27,739	(2,691)	48,446	57,602	(9,156)
Income tax expense	12,535	12,297	238	21,284	19,839	1,445

Net Income	35,365	27,876	7,489	62,203	43,491	18,712

Preferred dividends	242	242	—	485	485	—

Earnings Available for Common Stock	$35,123	$27,634	$7,489	$61,718	$43,006	$18,712

Average equivalent common shares outstanding	87,462	86,827		87,371	86,699

Basic Earnings Per Share	$0.40	$0.32	$0.08	$0.71	$0.50	$0.21